                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                     among

                        WATCHGUARD TECHNOLOGIES, INC.,

                        LOGAN ACQUISITION CORPORATION,

                        QIAVE TECHNOLOGIES CORPORATION

                                      and

              CERTAIN COMMON STOCKHOLDERS OF QIAVE TECHNOLOGIES
                                  CORPORATION


                          Dated as of October 4, 2000
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                               TABLE OF CONTENTS

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ARTICLE 1     - THE MERGER...............................................................................    1
     1.1  The Merger.....................................................................................    1
     1.2  The Closing....................................................................................    1
     1.3  Effective Date and Time........................................................................    2
     1.4  Articles of Organization of the Surviving Corporation..........................................    2
     1.5  By-Laws of the Surviving Corporation...........................................................    2
     1.6  Directors and Officers.........................................................................    2
     1.7  Merger Consideration...........................................................................    3
          1.7.1   Conversion of Shares...................................................................    3
          1.7.2   Exchange of Certificates; Payment of Closing Cash......................................    5
          1.7.3   No Fractional Shares...................................................................    6
          1.7.4   No Further Transfers...................................................................    6
ARTICLE 2     - REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................    6
     2.1  Organization; Power and Authority..............................................................    7
     2.2  Enforceability.................................................................................    7
     2.3  Capitalization.................................................................................    7
     2.4  No Approvals; No Conflicts.....................................................................    9
     2.5  Financial Statements...........................................................................    9
     2.6  Absence of Certain Changes or Events...........................................................   10
     2.7  Taxes..........................................................................................   12
     2.8  Property.......................................................................................   13
     2.9  Contracts......................................................................................   13
          2.9.1   Material Contracts.....................................................................   13
          2.9.2   Required Consents......................................................................   15
     2.10 Corporate Books and Records....................................................................   15
     2.11 Claims and Legal Proceedings...................................................................   15
     2.12 Labor and Employment Matters...................................................................   15
     2.13 Employee Benefit Plans.........................................................................   16
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          2.13.1  Employee Benefit Plan Listing.........................................................   16
          2.13.2  Documents Provided....................................................................   16
          2.13.3  Compliance............................................................................   16
          2.13.4  Post-Termination Welfare Benefits.....................................................   17
          2.13.5  Suits, Claims and Investigations......................................................   17
          2.13.6  Payments Resulting From Transactions..................................................   17
          2.13.7  Definitions...........................................................................   17
     2.14 Intellectual Property.........................................................................   18
          2.14.1  General...............................................................................   18
          2.14.2  Company Technology....................................................................   18
          2.14.3  Third-Party Technology................................................................   19
          2.14.4  Trademarks............................................................................   19
          2.14.5  Intellectual Property Rights..........................................................   20
          2.14.6  Maintenance of Rights; Insider Interests..............................................   20
          2.14.7  Third-Party Claims....................................................................   20
          2.14.8  Infringement by the Company...........................................................   20
          2.14.9  Confidentiality.......................................................................   21
          2.14.10 Warranty Against Defects..............................................................   21
          2.14.11 Domain Names..........................................................................   21
          2.14.12 Year 2000.............................................................................   21
          2.14.13 Nondisclosure and Invention Assignment Agreements.....................................   22
          2.14.14 Indemnification.......................................................................   22
          2.14.15 Restrictions on Intellectual Property.................................................   22
     2.15 Compliance With Laws; Permits.................................................................   22
     2.16 Insurance.....................................................................................   23
     2.17 Brokers or Finders............................................................................   23
     2.18 Information Supplied by the Company...........................................................   23
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                               TABLE OF CONTENTS

                                  (continued)

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     2.19 Hart-Scott-Rodino.............................................................................   23
     2.20 Full Disclosure...............................................................................   24
ARTICLE 3     - REPRESENTATIONS AND WARRANTIES OF WATCHGUARD AND MERGER SUB.............................   24
     3.1  Organization..................................................................................   24
     3.2  Enforceability................................................................................   25
     3.3  Securities....................................................................................   25
     3.4  Capitalization; Nasdaq Listing................................................................   25
     3.5  No Approvals or Notices Required; No Conflicts With Instruments...............................   25
     3.6  SEC Documents; SEC Reporting..................................................................   26
     3.7  Absence of Certain Changes....................................................................   26
     3.8  Information Supplied by WatchGuard............................................................   26
     3.9  Brokers or Finders............................................................................   26
     3.10 Full Disclosure...............................................................................   27
ARTICLE 4     - DELIVERIES..............................................................................   27
     4.1  Deliveries of the Company and the Key Stockholders............................................   27
     4.2  Deliveries by WatchGuard and Merger Sub.......................................................   29
ARTICLE 5     - POST-CLOSING COVENANTS..................................................................   30
     5.1  Further Action; Commercially Reasonable Efforts...............................................   30
     5.2  Publicity.....................................................................................   30
     5.3  Noncompetition Agreement......................................................................   30
     5.4  Option Shares; Registration...................................................................   31
     5.5  Option Grants.................................................................................   31
     5.6  Audit.........................................................................................   32
     5.7  Tax Matters - Company and Stockholders........................................................   32
ARTICLE 6     - SURVIVAL AND INDEMNIFICATION............................................................   32
     6.1  Survival......................................................................................   32
     6.2  Indemnification by the Stockholders...........................................................   32
     6.3  Indemnification by WatchGuard.................................................................   33
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                                  (continued)


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     6.4  Threshold and Limitations.....................................................................   33
     6.5  Escrow Fund...................................................................................   34
     6.6  Escrow Period.................................................................................   35
     6.7  Distributions; Voting.........................................................................   35
     6.8  Method of Asserting Claims; Resolution of Conflicts...........................................   35
     6.9  Stockholder Representative; Power of Attorney.................................................   36
     6.10 Third-Party Claims............................................................................   36
ARTICLE 7     - GENERAL.................................................................................   38
     7.1  Amendment.....................................................................................   38
     7.2  Expenses......................................................................................   38
     7.3  Notices.......................................................................................   38
     7.4  Severability..................................................................................   39
     7.5  Entire Agreement..............................................................................   40
     7.6  Specific Performance..........................................................................   40
     7.7  Assignment....................................................................................   40
     7.8  Parties in Interest...........................................................................   40
     7.9  Governing Law.................................................................................   40
     7.10 Headings......................................................................................   40
     7.11 Counterparts..................................................................................   41
     7.12 Waiver of Jury Trial..........................................................................   41
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                               TABLE OF CONTENTS

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EXHIBITS
--------

1.3(a)   -   Form of Articles of Merger
1.3(b)   -   Form of Certificate of Merger
1.7.1    -   Form of Escrow Agreement
1.7.2    -   Form of Letter of Transmittal
2        -   Company Disclosure Memorandum
4.1(a)   -   Form of Opinion of Counsel for the Company and the Key Stockholders
4.1(d)   -   Form of FIRPTA Affidavit
4.1(f)   -   Form of Registration Rights Agreement
4.1(h)   -   Form of Employment Agreement
4.1(i)   -   Form of Retention Agreement
4.1(j)   -   Form of Investor Questionnaire and Agreement
4.1(k)   -   Form of Stock Option Letter Agreement (Waiver)
4.1(l)   -   Form of Proprietary Information, Invention and Noncompetition Agreement
4.2(a)   -   Form of Opinion of Counsel for WatchGuard and Merger Sub
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                                      -i-

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is made and
                                                   ---------
entered into as of October 4, 2000, by and among WatchGuard Technologies, Inc., a Delaware corporation ("WatchGuard"), Logan Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of WatchGuard ("Merger Sub"), Qiave
                                                        ----------
Technologies Corporation, a Massachusetts corporation (the "Company"), and John
                                                            -------
J. Danahy, Timothy Donnelly, Larry Rose and Ryan Berg (the "Key Stockholders").
                                                            ----------------

                                   RECITALS

          A. The Company, the Key Stockholders, WatchGuard and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the "Merger").
                                                               ------

          B. The Board of Directors of the Company and the stockholders of the Company (the "Stockholders") have unanimously approved this Agreement and the
              ------------
Merger as required by applicable law.

          C. The Boards of Directors of WatchGuard and Merger Sub and the sole stockholder of Merger Sub have approved this Agreement and the Merger as required by applicable law.

          D. It is intended that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
 ----

                                   AGREEMENT

          In consideration of the terms hereof, the parties hereto agree as follows:

                            ARTICLE 1 - THE MERGER

          1.1  The Merger

          Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective
               ---------------------
Time, the Merger shall have all the effects of a merger under the laws of the Commonwealth of Massachusetts and the state of Delaware and other applicable law.

          1.2  The Closing

          Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the date hereof (the "Closing
                 -------                                             -------
Date"), after the execution and/or delivery of the documents and instruments set
----
forth in Article 4 hereof, at 9:00 a.m. local time at the offices of Orrick, Herrington & Sutcliffe LLP, 701 Fifth Avenue, Suite 6500, Seattle, Washington, or such other date, time or location as WatchGuard and the Company shall agree.

          1.3  Effective Date and Time

          On the Closing Date and subject to the terms and conditions hereof, articles of merger (the "Articles of Merger") substantially in the form attached
                         ------------------
hereto as Exhibit 1.3(a), complying with the applicable provisions of the
          ---------------
Massachusetts Corporation Law ("Massachusetts Law") and in such form and
                                -----------------
executed in such manner as required by Massachusetts Law, shall be delivered for filing with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary") and a certificate of merger (the "Certificate of
 -----------------------                                     --------------
Merger") substantially in the form attached hereto as Exhibit 1.3(b), complying
------                                                ---------------
with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and in such form and executed in such manner as required by
  ------------
Delaware Law, shall be delivered for filing with the Secretary of State of the state of Delaware (the "Delaware Secretary"). The Merger shall become effective
                        ------------------
on the date (the "Effective Date") and at the time (the "Effective Time") of
                  --------------                         --------------
filing of the Articles of Merger and Certificate of Merger or at such other time as may be specified in the Articles of Merger and the Certificate of Merger as filed. If the Massachusetts Secretary or the Delaware Secretary requires any changes in the Articles of Merger or the Certificate of Merger, as the case may be, as a condition to filing or issuing a certificate to the effect that the Merger is effective, WatchGuard, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

          1.4  Articles of Organization of the Surviving Corporation

          At the Effective Time, the Articles of Organization of the Surviving Corporation shall be amended to conform substantially to the provisions of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time. Thereafter, the Articles of Organization of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

          1.5  By-Laws of the Surviving Corporation

          At the Effective Time, the By-Laws of the Company as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation. Thereafter, the By-Laws may be amended or repealed in accordance with their terms and the Articles of Organization of the Surviving Corporation and as provided by law.

          1.6  Directors and Officers

          At the Effective Time, the directors and officers of the Company shall resign and the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Organization and By-Laws of the Surviving Corporation.

          1.7  Merger Consideration

               1.7.1     Conversion of Shares

          As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                         (a)  All shares of any class of capital stock of the
Company held by the Company as treasury shares shall be canceled.

                         (b)  Each issued and outstanding share of Common Stock,
no par value per share, of the Company (the "Company Common Stock"), and each
                                             --------------------
issued and outstanding share of Series A Preferred Stock, no par value per share, of the Company (the "Company Preferred Stock," and together with the
                            -----------------------
Company Common Stock, the "Company Capital Stock"), other than shares to be
                           ---------------------
cancelled as provided in Section 1.7.1(a) and Dissenting Shares (as defined in
Section 1.7.1(f)), shall be converted into the right to receive from WatchGuard a number of shares of WatchGuard Common Stock, par value $.001 per share (the "WatchGuard Common Stock"), equal to the quotient obtained by dividing (i) the
 -----------------------
Merger Consideration (as defined below) by (ii) the Fully Diluted Common Stock Number (as defined below), rounded to ten decimal points. The quotient so derived shall be referred to herein as the "Exchange Ratio." The "Merger
                                            --------------        ------
Consideration" shall mean the total number of shares of WatchGuard Common Stock
-------------
to be issued in the Merger, which shall be equal to $70 million (less any adjustments pursuant to Section 7.2) divided by the average of the closing prices of WatchGuard Common Stock, as reported on the Nasdaq National Market, for each of the ten trading days in the ten-trading-day period ending on the date that is three trading days prior to the Closing Date (the "Base Price").
                                                                ----------
The "Fully Diluted Common Stock Number" shall mean the total number of shares of
     ---------------------------------
Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.7.1(a)) on a fully diluted basis, including (y) the exercise of all outstanding rights, warrants and vested options to acquire Company Common Stock, and one-half of all outstanding unvested options to acquire Company Common Stock, regardless of restrictions on exercise or conversion and (z) the conversion of all outstanding securities (including, without limitation, the Company Preferred Stock) and notes convertible at any time into Company Common Stock (such rights, warrants, notes, options (whether vested or unvested) and convertible securities referenced in clauses (y) and (z) being referred to herein as "Stock Purchase
                                                               --------------
Rights"). The number of shares of WatchGuard Common Stock to be issued to each
------
Stockholder under this Section 1.7.1(b) shall be calculated by aggregating all shares of Company Capital Stock held by each such Stockholder, so that such number of shares of WatchGuard Common Stock to be issued to such Stockholder shall be equal to the number of shares of Company Capital Stock held by such Stockholder multiplied by the Exchange Ratio, with fractional shares rounded to the nearest whole number of shares pursuant to Section 1.7.3.

                         (c)  Notwithstanding the foregoing, subject to
effectiveness of the Merger, (i) the Retention Shares (as defined in the Retention Agreement (as defined in Section 4.1(i)) shall be held by, and the shares represented by such certificates shall be subject to forfeiture to, WatchGuard pursuant to the Retention Agreement between WatchGuard and each

Key Employee (as defined in Section 4.1(h)); and (ii) the number of shares of WatchGuard Common Stock determined by dividing $7 million by the Base Price (the "Indemnification Escrow Shares") shall be deposited in escrow with ChaseMellon
 -----------------------------
Shareholder Services LLC ("ChaseMellon"), as escrow agent (the "Escrow Agent"),
                           -----------                          ------------
to be held and administered in accordance with an Escrow Agreement in the form attached hereto as Exhibit 1.7.1 (the "Escrow Agreement"). Such Indemnification
                   -------------       ----------------
Escrow Shares shall be issued to the Stockholders and deposited by the Stockholders with the Escrow Agent, pro rata, from the shares of WatchGuard Common Stock issued to each Stockholder at the Effective Time. Fractional shares of WatchGuard Common Stock shall not be pledged as Retention Shares or deposited in escrow as Indemnification Escrow Shares. In lieu thereof, each Key Employee or each Stockholder, as applicable, shall round up such fractional share to the nearest whole number and pledge or deposit into escrow, as applicable, a full share of WatchGuard Common Stock for such fractional share. The Retention Shares shall be held by WatchGuard in certificated form. The Indemnification Escrow Shares shall be held by the Escrow Agent in book entry form.

                         (d)  For purposes of this Agreement, "Company Option
                                                               --------------
Plan" means the Company's 2000 Stock Option Plan and "Option" means each
----                                                  ------
outstanding option to purchase shares of Company Common Stock. Each outstanding Option under the Company Option Plan, whether vested or unvested, will be assumed by WatchGuard. Except as set forth below, each such Option so assumed by WatchGuard under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in such Option and in the Company Option Plan, including provisions with respect to vesting; provided, however, that (i)
                                                    --------  -------
such Option will be exercisable for that number of whole shares of WatchGuard Common Stock, equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Closing Date multiplied by the Exchange Ratio; (ii) the per share exercise price under such Option shall be equal to the quotient (rounded up to the nearest cent) of the per share exercise price of such Option prior to the Effective Time divided by the Exchange Ratio; and (iii) each holder of an Option (other than holders of Options who are not employees of Qiave) shall waive any right to accelerated vesting as a result of the Merger, as provided in Section 4.1(k). The terms of each such Option shall, in accordance with its terms, be subject to further adjustment, as appropriate, to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to WatchGuard Common Stock on or subsequent to the Closing Date.

                         (e)  Each issued and outstanding share of capital stock
of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

               1.7.2     Exchange of Certificates; Payment of Closing Cash

                         (a)  The Company shall mail prior to the Closing Date
to each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, other than shares to be cancelled in accordance with Section 1.7.1(a), (a) a letter of transmittal in substantially the form attached hereto as Exhibit 1.7.2 (the "Letter of Transmittal") and (b) instructions for effecting the surrender of the
 ---------------------
certificates in exchange for certificates representing WatchGuard Common Stock. Upon surrender of a certificate for cancellation to WatchGuard or to such agent or agents as may be appointed by WatchGuard, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by ChaseMellon, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of (y) 10 business days following the Effective Time and
(z) 10 business days following the surrender of such certificate, a certificate representing that number of whole shares of WatchGuard Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.7.1, and the certificate so surrendered shall forthwith be cancelled; provided, however,
                                                             --------  -------
that the certificates representing the Retention Shares shall be delivered to WatchGuard in accordance with the provisions of Section 1.7.1(c) and the Retention Agreements, and the Indemnification Escrow Shares shall be held by ChaseMellon in book-entry form. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, WatchGuard shall issue in exchange for such lost, stolen or destroyed certificate the shares of WatchGuard Common Stock that such Stockholder is entitled to receive pursuant to Section 1.7.1; provided, however, that WatchGuard may in its discretion and as a condition
--------  -------
precedent to the issuance thereof, require such Stockholder to provide WatchGuard with an indemnity agreement against any claim that may be made against WatchGuard with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of WatchGuard Common Stock that each Stockholder shall be entitled to receive pursuant to the Merger (including the Indemnification Escrow Shares and the Retention Shares) shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to WatchGuard any transfer or other taxes required to be paid by WatchGuard or ChaseMellon by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of WatchGuard that such tax has been paid or is not applicable. Notwithstanding anything to the contrary herein, neither WatchGuard nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including abandoned property, escheat and similar laws.

                         (b)  The provisions of subsection (a) shall also apply
to Dissenting Shares that lose their status as such, except that the obligations of WatchGuard and ChaseMellon under such subsection (a) shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of WatchGuard Common Stock to which such holder is entitled pursuant to Section 1.7.1.

               1.7.3     No Fractional Shares

          No certificates or scrip representing fractional shares of WatchGuard Common Stock shall be issued by virtue of the Merger. The aggregate number of shares of WatchGuard Common Stock a Stockholder is entitled to receive pursuant to Section 1.7.1 shall be rounded to the nearest whole number of shares, with .5 being rounded up.

               1.7.4     No Further Transfers

          After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to WatchGuard and shall be canceled and exchanged in accordance with this Section 1.7.

          ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as is otherwise set forth with appropriate section references in the Company Disclosure Memorandum attached as Exhibit 2 (the "Company
                                                 ---------       -------
Disclosure Memorandum"), each of which exceptions shall specifically identify or
---------------------
cross-reference the provision of this Article 2 to which such exception relates, and which shall constitute in its entirety a representation and warranty under this Article 2, and in order to induce WatchGuard and Merger Sub to enter into and perform this Agreement, and the other agreements, certificates and questionnaires that are required to be completed and executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company and the Key
                              -------------------
Stockholders represent and warrant to WatchGuard and Merger Sub as of the date of this Agreement and as of the Closing Date as follows in this Article 2.

          2.1  Organization; Power and Authority

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, to enter into and perform its obligations under this Agreement and the Operative Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each Key Stockholder has the power, authority and capacity to execute, deliver and perform his obligations under this Agreement and each of the Operative Documents and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified and licensed or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company (a "Company Material Adverse Effect").
                             -------------------------------

          2.2  Enforceability

          All corporate action on the part of the Company and its officers, directors and Stockholders necessary for the authorization, execution and delivery of this Agreement and the Operative Documents, the consummation of the Merger and the performance of all of the Company's obligations under this Agreement and the Operative Documents to which the

Company is a party has been taken. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities (collectively, the "Enforceability
                                                             --------------
Exceptions").
----------

          2.3  Capitalization

                         (a)  The authorized capital stock of the Company
consists of 14,150,000 shares of Company Common Stock and 7,293,542 shares of preferred stock, no par value, all of which are designated as Company Preferred Stock.

                         (b)  As of the date of this Agreement, the issued and
outstanding capital stock of the Company consists solely of 4,793,833 shares of Company Common Stock and 7,143,542 shares of Company Preferred Stock, which are and as of the Closing will be held of record and, to the knowledge of the Company and each Key Stockholder, beneficially by the Stockholders as set forth on Schedule 2.3(b) to the Company Disclosure Memorandum. Such outstanding shares are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. To the knowledge of the Company and each Key Stockholder, no Person (as defined in Section 2.4) other than the Stockholders holds any interest in any of the outstanding shares.

                         (c)  As of the date of this Agreement, other than
7,143,542 shares of Company Preferred Stock and Options to purchase up to 931,113 shares of Company Common Stock that have been granted under the Company Option Plan (of which options to purchase 15,200 shares are vested), there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, stock purchase rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Stockholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock. The Company has reserved 2,248,125 shares of Company Common Stock for issuance under the Company Option Plan. Set forth on Schedule 2.3(c) to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of all Options outstanding, and, for each such Option, the identity of the holder, the number of shares of Company Common Stock subject to the Option, the grant or issue date, the vesting schedule, the exercise price and an indication of the holder's relationship to the Company (if any exists other than as a security holder). The Company has delivered to WatchGuard true and correct copies of the Company Option Plan and all stock option agreements and exercise documentation relating to Options granted thereunder. Schedule 2.3(c) to the Disclosure Memorandum also identifies all Options or other Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

                         (d)  The Company is not a party or subject to any
agreement or understanding and, to the knowledge of the Company or any Key Stockholder, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company (other than voting agreements entered into in connection with this Agreement).

                         (e)  All rights of refusal, co-sale rights and
registration rights granted by the Company with respect to the Company Capital Stock or Stock Purchase Rights are described on Schedule 2.3(e) to the Disclosure Memorandum.

                         (f)  All Options, Stock Purchase Rights and shares of
Company Capital Stock have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

                         (g)  All Options to be assumed by WatchGuard have been
granted pursuant to the exemption from registration provided for by Rule 701 promulgated by the Securities and Exchange Commission (the "SEC") under the
                                                            ---
Securities Act of 1933, as amended (the "Securities Act"), and comparable
                                         --------------
exemptions under state securities laws.

                         (h)  The Company does not own or control, and has not
in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity or voting interest in any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

     2.4  No Approvals; No Conflicts

     The execution, delivery and performance by the Company and each Key Stockholder of this Agreement and the other Operative Documents to which the Company or any Key Stockholder is a party and the consummation of the transactions contemplated hereby and thereby, the effectiveness of the Merger and the performance by the Company and each Key Stockholder of its or his obligations pursuant to this Agreement and the other Operative Documents to which it or he is a party, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company or any Key Stockholder; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"),
                                                                       ------
except for (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Massachusetts Secretary and the Delaware Secretary, and (iii) Stockholder approval in accordance with Massachusetts law; (c) except as would not have a Company Material Adverse Effect, result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject; (d) result in the creation of any Encumbrance (as defined in Section 2.8(d)) upon any material assets of the Company or, to the knowledge of the Company or any Key Stockholder, upon any outstanding shares or other securities of the Company; (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Organization or By-Laws of the Company; or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

          2.5  Financial Statements

          The Company has delivered to WatchGuard an unaudited balance sheet, statement of income and expense, statement of cash flow and statement of stockholders' equity of the Company as of and for the period from inception until August 31, 2000. All the foregoing financial statements are herein referred to as the "Company Financial Statements." The balance sheet of the
                    ----------------------------
Company as of August 31, 2000 is herein referred to as the "Company Balance
                                                            ---------------
Sheet." Except as set forth in Schedule 2.5 to the Company Disclosure
-----
Memorandum, the Company Financial Statements have been prepared in conformity with generally accepted accounting principles (with the exception of year-end audit adjustments and the absence of footnotes) in the United States ("GAAP") on
                                                                       ----
a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no material liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice that are not in excess of $50,000 in the aggregate or $25,000 individually. The Company maintains standard systems of accounting that are adequate for its business. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person.

          2.6  Absence of Certain Changes or Events

          Except for transactions specifically contemplated in this Agreement and except as set forth on Schedule 2.6 to the Company Disclosure Memorandum, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

                         (a)  taken any action or entered into or agreed to
enter into any transaction, agreement or commitment other than in the ordinary course of business;

                         (b)  forgiven or canceled any indebtedness or waived
any claims or rights of material value (including, without limitation, any indebtedness owing by any Stockholder, officer, director, employee or affiliate of the Company);

                         (c)  granted, other than in the ordinary course of
business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

                         (d)  suffered any change having or reasonably likely to
have a Company Material Adverse Effect;

                         (e)  borrowed or agreed to borrow any funds, incurred
or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $20,000 in the aggregate, except liabilities and obligations that (i) are incurred in the ordinary course of business or (ii) would not be required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                         (f)  paid, discharged or satisfied any material claims,
liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

                         (g)  knowingly permitted or allowed any of its property
or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except in the ordinary course of business;

                         (h)  purchased or sold, transferred or otherwise
disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) except in the ordinary course of business;

                         (i)  disposed of or permitted to lapse any rights to
the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                         (j)  made any single capital expenditure or commitment
in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $20,000 for additions to property, plant, equipment or intangible capital assets;

                         (k)  made any material change in accounting methods or
practices or internal control procedure;

                         (l)  issued any capital stock or other securities,
other than pursuant to the Company Option Plan, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

                    (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of the Company's Stockholders, officers, directors or employees or any affiliate of any of the Company's Stockholders, officers, directors or employees, except compensation paid to officers and employees at the rates set forth in Schedule 2.12 to the Company Disclosure Memorandum and except for advances for travel and other business-related expenses;

                    (n) completed any sales of any of its Products (as defined in Section 2.14.2) to any third party; or

                    (o) agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

     2.7  Taxes

          2.7.1     Compliance; Status

                    (a) (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were (at the time they were filed) true, correct and complete in all material respects; (ii) all Taxes (as defined below) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws, and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Capital Stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) no audits or other administrative or court proceedings are presently pending with respect to any Taxes or Tax Returns of the Company.

                    (b) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law).

                    (c) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    (d) The Company is not a party to any Tax allocation or sharing agreement and does not have any liability for Taxes of any Person as a transferee or successor by contract or otherwise.

                    (e) All Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.

          2.7.2     Definitions

     As used in this Agreement, the following terms shall have the following meanings:

     "Taxes" means all foreign, federal, state, county or local taxes, charges,
      -----
fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under
Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; and "Tax" means any
                                                                ---
of the foregoing Taxes.

     "Tax Returns" means any return, declaration, report, claim or refund,
      -----------
information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2.8  Property

     The Company owns no real property other than the leasehold interests described on Schedule 2.8(a) to the Company Disclosure Memorandum (the "Real
                                                                        ----
Property"). Schedule 2.8(b) to the Company Disclosure Memorandum contains a
--------
complete and accurate list of each item of personal property having a value in excess of $25,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided, however, that such list need not describe the
 -----------------
Technology or the IP Rights (as defined in Sections 2.14.2 and 2.14.5, respectively). The Company has delivered to WatchGuard true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property and the Personal Property are subject. The Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put. The Company's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for
                       -----------

Encumbrances related to Taxes not yet due and payable. The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property that is so noted in Schedule 2.8(b) to the Company Disclosure Memorandum, the Company owns such Personal Property.

     2.9  Contracts

          2.9.1  Material Contracts

     Schedule 2.9.1(a) to the Company Disclosure Memorandum contains a complete and accurate list (other than the IP Rights) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $25,000 (any such contract, a "Material Contract"). All
                                                        -----------------
Material Contracts are valid, binding and enforceable in accordance with their terms against the Company and, to the knowledge of the Company and each Key Stockholder, each other party thereto (except as to the effect, if any, of the Enforceability Exceptions) and are in full force and effect; the Company has performed in all material respects all obligations imposed on it under each such Material Contract; neither the Company nor, to the knowledge of the Company or any Key Stockholder, any other party thereto is in default under any such Material Contract; and to the knowledge of the Company or any Key Stockholder, there is no event that with notice or lapse of time, or both, would constitute a default by the Company or, to the knowledge of the Company or any Key Stockholder, any other party under any such Material Contract. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to WatchGuard by the Company.

     Except as set forth on Schedule 2.9.1(b) to the Disclosure Schedule, the Company has no:

                 (a) contracts with directors, officers, Stockholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

                 (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

                 (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

                 (d) notice that any party to a Material Contract intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

                 (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

                 (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to WatchGuard, or standard licenses purchased by the Company for off-the-shelf software);

                 (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other Persons;

                 (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Company Financial Statements, or any agreement for borrowing money under which the Company is indebted to any of its officers, directors or employees; or

                 (i) agreements or commitments to provide indemnification (other than those contained in the Company's Articles of Organization or By-
Laws).

          2.9.2  Required Consents

     The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.9.2 to the Company Disclosure Memorandum, all of which will be obtained on or prior to the Closing.

     2.10 Corporate Books and Records

     The Company has furnished to WatchGuard or its representatives for their examination true and complete copies of (a) the Articles of Organization and By-Laws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Stockholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

     2.11 Claims and Legal Proceedings

     There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the knowledge of the Company or any Key Stockholder, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company or any Key Stockholder, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Schedule 2.11 to the Company Disclosure Memorandum sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

     2.12 Labor and Employment Matters

     There are no material labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company or any Key Stockholder, threatened against or involving the Company or any of its present or former employees. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company or any Key Stockholder, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. Neither the Company nor any Key Stockholder has any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Schedule 2.12 to the Company Disclosure Memorandum lists (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company, by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to above and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger. All employees of the Company are employed on an "at will" basis and are eligible to work and are lawfully employed in the United States.

     2.13 Employee Benefit Plans

          2.13.1   Employee Benefit Plan Listing

     Schedule 2.13.1 to the Company Disclosure Memorandum contains a complete and accurate list and description of all Employee Benefit Plans (as defined below). The Company does not have any agreement, commitment or obligation, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. Each Employee Benefit Plan permits the Company to amend or terminate such Employee Benefit Plan, at any time and for any reason, without penalty. The Company has never maintained or contributed to (or been obligated to contribute to), any Employee Benefit Plan that is, or was, subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

          2.13.2   Documents Provided

     The Company has delivered to WatchGuard true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), together with, as applicable to any such plan: (a) copies of the last annual reports filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or employee communications (including, without limitation, COBRA and HIPAA forms) with respect to such Employee Benefit Plan; (c) copies of all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan; (d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; and (e) all compliance computations performed with respect to such Employee Benefit Plan.

          2.13.3   Compliance

     Each Employee Benefit Plan is, and at all times since its inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in material compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. The Company has never been a member of a controlled group of corporations, a group of trades or businesses under common control, an affiliated service group or any other group that must be treated as a single employer under Section 414( b), (c), (m) or (o) of the Code. No Employee Benefit Plan is maintained outside the United States or is subject to any law or regulation of any foreign country.

          2.13.4   Post-Termination Welfare Benefits

     Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination medical or life insurance benefits with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than coverage mandated by Sections 601 through 608 of ERISA.

          2.13.5   Suits, Claims and Investigations

     There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any Key Stockholder, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. To the knowledge of the Company or any Key Stockholder, no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL (as defined below) or any other governmental entity or agency and, to the knowledge of the Company and each Key Stockholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

          2.13.6   Payments Resulting From Transactions

     Neither the execution and delivery of this Agreement or any Operative Document nor the consummation of the transactions contemplated in (or by) this Agreement or any Operative Document will, either alone or in connection with any other action or event, (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company or any Employee Benefit Plan,
(b) otherwise increase the amount of compensation due to any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require the Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

          2.13.7   Definitions

     As used in this Agreement, the following terms shall have the following meanings:

                   (a) "DOL" means the United States Department of Labor.
                        ---

                   (b) "Employee Benefit Plan" means any retirement, pension,
                        ---------------------
profit-sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

                   (c) "ERISA" means the Employee Retirement Income Security Act
                        -----
of 1974, as amended.

     2.14 Intellectual Property

          2.14.1   General

     The Company owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted and as currently proposed to be conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or since inception have been, or are currently proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all
                                        -------------------------
intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

          2.14.2   Company Technology

     Schedule 2.14.2 to the Company Disclosure Memorandum sets forth a list of all material products and tools developed, produced, used, marketed or sold by the Company since inception, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"). Except for the Third-Party Technologies
                          --------
(as defined in Section 2.14.3), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all
                                            ----------
Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all Technology-Related Assets and all intellectual property and other proprietary rights in the Technology-Related Assets and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions and discoveries (whether or not patentable), processes, designs, trade secrets, copyrights, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b) and (c) above. The Technology, excluding the Third-Party Technologies (as defined in Section 2.14.3), is sometimes referred to herein as the "Company Technology."
                                                 ------------------

          2.14.3   Third-Party Technology

     Schedule 2.14.3 to the Company Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third-Party Technologies"),
                                                  ------------------------
and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third-Party Technologies (the "Third-
                                                                        ------
Party Licenses"), indicating, with respect to each of the Third-Party
--------------
Technologies, the owner thereof and the Third-Party License applicable thereto. The Company has the lawful right to use (free of any material restriction not expressly set forth in the Third-Party Licenses) (a) all Third-Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third-Party Technology necessary for the conduct of the Company's business as now conducted and as currently proposed to be conducted. All Third-Party Licenses are valid, binding and in full force and effect and the Company and, to the knowledge of the Company and each Key Stockholder, each other party thereto have performed in all material respects their obligations under each such Third-Party License. Neither the Company nor, to the knowledge of the Company or any Key Stockholder, any other party thereto is in default under any Third-Party License nor, to the knowledge of the Company or any Key Stockholder, has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the knowledge of the Company or any Key Stockholder, any other party thereto or give to any other party thereto the right to terminate or modify any Third-Party License. The Company has not received notice that any party to any Third-Party License intends to cancel, terminate or refuse to renew (if renewable) such Third-Party License or to exercise or decline to exercise any option or right thereunder.

          2.14.4   Trademarks

     Schedule 2.14.4 to the Company Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "Marks"). The Company has full legal
      -----
and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

          2.14.5   Intellectual Property Rights

     Schedule 2.14.5 to the Company Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks.
     ----------------
The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP
                                                                        --
Rights").
------

          2.14.6   Maintenance of Rights; Insider Interests

     The Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. The Company has not granted to any third party any rights or permissions to use any of the Company Technology or the IP Rights. To the knowledge of the Company or any Key Stockholder, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology. No Stockholder or officer or director of the Company has any interest (other than as a stockholder of the Company) in the Technology or the IP Rights.

          2.14.7   Third-Party Claims

     The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other Person has any legal or beneficial ownership with respect thereto. All the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights. To the knowledge of the Company or any Key Stockholder, no other Person is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

          2.14.8   Infringement by the Company

     The use of any of the Technology in the Company's business, as presently conducted or as currently proposed to be conducted, does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other Person, and there have been no claims made with respect thereto. The use of any of the Marks and other IP Rights in the Company's business, as presently conducted or as currently proposed to be conducted, does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other Person, and there have been no claims made with respect thereto. The Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third-party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology, the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

          2.14.9   Confidentiality

     The Company has not disclosed any source code regarding the Technology to any Person other than to (a) an employee of the Company, (b) Mitre Corporation,
(c) Predictive Networks and (d) WatchGuard, each of whom is subject to a written nondisclosure agreement with the Company. The Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology. Neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology. The Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.14.9 to the Company Disclosure Memorandum, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

          2.14.10  Warranty Against Defects

     The Technology substantially conforms to the applicable specifications, documentation and samples of such Technology and, to our knowledge and except as set forth in Schedule 2.14.10 of the Company Disclosure Schedule, is free from known material defects.

          2.14.11  Domain Names

     Schedule 2.14.11 to the Company Disclosure Memorandum sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

          2.14.12  Year 2000

     Each hardware, software and firmware product used by the Company in its business (collectively, the "Software") will accurately process date data
                             --------
(including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap-year calculations, without a decrease in the functionality of the Software. The Software is designed to be used prior to, during and after the calendar year 2000 and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century.

               2.14.13  Nondisclosure and Invention Assignment Agreements

         Each employee, officer and consultant of the Company (a) who has had access to proprietary information with respect to the Company or the Company Technology or (b) who has, at any time or in any way, participated in or contributed to the development of the Company Technology has executed a nondisclosure and invention assignment agreement in the form provided to WatchGuard. To the knowledge of the Company or any Key Stockholder, no such employee, officer or consultant of the Company is in violation of any such agreement.

               2.14.14  Indemnification

         The Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

               2.14.15  Restrictions on Intellectual Property

         Except as set forth on Schedule 2.14.15 to the Company Disclosure Memorandum, none of the Company's officers or employees has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

         2.15  Compliance With Laws; Permits

                        (a) The Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except where the failure of the Company to so comply would not have a Company Material Adverse Effect. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

                    (b) The Company has received all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, required to conduct its business, as presently conducted, the failure to obtain of which would have a Company Material Adverse Effect. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or any past and unremedied failure to obtain such items.

     2.16     Insurance

     Schedule 2.16 to the Company Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company and includes the policy number, amount of coverage and contact information for each such policy. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

     2.17     Brokers or Finders

     The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

     2.18     Information Supplied by the Company

     None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be delivered to the Stockholders in connection with any written consent by or meeting of the Stockholders (collectively, "Stockholder Materials"), at the date on which such information
                ---------------------
was or is supplied, contained or will contain any untrue statement of a material fact or did omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to WatchGuard or Merger Sub.

     2.19     Hart-Scott-Rodino

     The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"). The Company is not a $10
                              ---------------------
million person as defined thereunder. The Company is not "engaged in manufacturing" for purposes of the Hart-Scott-Rodino Act. Each Key Stockholder either (a) is not a $10 million person as defined thereunder or (b) is a

$10 million person but is acquiring the WatchGuard Common Stock solely for the purpose of investment within the meaning of 16 C.F.R. 802.9.

     2.20     Full Disclosure

     No information furnished by the Company or the Key Stockholders to WatchGuard or its representatives in connection with this Agreement (including, but not limited to, the Company Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) or the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

    ARTICLE 3- REPRESENTATIONS AND WARRANTIES OF WATCHGUARD AND MERGER SUB

     In order to induce the Company and the Key Stockholders to enter into and perform this Agreement and the Operative Documents, WatchGuard and Merger Sub jointly and severally represent and warrant to the Company and the Key Stockholders as of the date of this Agreement and as of the Closing Date as follows in this Article 3:

     3.1      Organization

     WatchGuard is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of WatchGuard and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as currently proposed to be conducted, to enter into and perform its obligations under this Agreement and the Operative Documents to which WatchGuard or Merger Sub is a party, and to consummate the transactions contemplated hereby and thereby. Each of WatchGuard and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by WatchGuard or Merger Sub, as applicable, or the nature of the business conducted by WatchGuard or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of WatchGuard and its subsidiaries taken as a whole (a "WatchGuard
                                                                  ----------
Material Adverse Effect"); provided, however, that a WatchGuard Material Adverse
-----------------------
Effect shall not include (a) any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or the Operative Documents or general economic conditions or (b) changes in the trading price of the WatchGuard Common Stock. Each of WatchGuard and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by WatchGuard.

     3.2      Enforceability

     All corporate action on the part of WatchGuard and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the Operative Documents to which WatchGuard or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the Operative Documents to which WatchGuard or Merger Sub is a party has been taken or will be taken prior to the Effective Time. All such corporate action of the Board of Directors of each of WatchGuard and Merger Sub has been taken. This Agreement has been, and each of the Operative Documents to which WatchGuard is a party will have been at the Closing, duly executed and delivered by WatchGuard, and this Agreement is, and each of the Operative Documents to which WatchGuard is a party will be at the Closing, a legal, valid and binding obligation of WatchGuard, enforceable against WatchGuard in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions. This Agreement has been, and each of the Operative Documents to which Merger Sub is a party will have been at the Closing, duly executed and delivered by Merger Sub, and this Agreement is, and each of the Operative Documents to which Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as to the effect, if any, of the Enforceability Exceptions.

     3.3      Securities

     The WatchGuard Common Stock to be issued pursuant to this Agreement has been duly authorized for issuance, and such WatchGuard Common Stock, when issued and delivered to the Stockholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

     3.4      Capitalization; Nasdaq Listing

     The authorized capital stock of WatchGuard consists of 80,000,000 shares of WatchGuard Common Stock and 10,000,000 shares of preferred stock, $.001 par value (the "WatchGuard Preferred Stock"). As of September 22, 2000, (a) 24,448,961 shares of WatchGuard Common Stock were issued and outstanding, (b) options to purchase 5,803,095 shares of WatchGuard Common Stock were outstanding, and (c) no shares of WatchGuard Preferred Stock were issued and outstanding. The WatchGuard Common Stock is quoted and traded on the Nasdaq National Market, no suspension of trading in the WatchGuard Common Stock is in effect or, to WatchGuard's knowledge, threatened, and the WatchGuard Common Stock meets the criteria for listing and trading on the Nasdaq National Market.

     3.5      No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance of this Agreement and the Operative Documents by Merger Sub and WatchGuard, as applicable, and the consummation by each of them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to WatchGuard or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Massachusetts Secretary and the Delaware Secretary; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which WatchGuard or Merger Sub is a party or by which it is bound or to which any assets of WatchGuard or Merger Sub are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Restated Certificate of Incorporation or Restated Bylaws of WatchGuard or the Certificate of Incorporation or Bylaws of Merger Sub.

     3.6      SEC Documents; SEC Reporting

     WatchGuard has made available to the Stockholders true and complete copies of (a) its Annual Report on Form 10-K/A for the year ended December 31, 2000 and
(b) its Quarterly Reports for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "SEC Documents"). As of the date hereof, there have been
                         -------------
no amendments to any of the SEC Documents delivered to the Stockholders. As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, as applicable, and the applicable rules and regulations of the Commission promulgated thereunder.

     3.7      Absence of Certain Changes

     Since the June 30, 2000 consolidated financial statements included in the SEC Documents delivered to the Stockholders, there has not been any change that, by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a WatchGuard Material Adverse Effect, except as disclosed in the SEC Documents to the date of this Agreement.

     3.8      Information Supplied by WatchGuard

     None of the information supplied or to be supplied by WatchGuard for inclusion in the Stockholder Materials, including, without limitation, the SEC Documents, at the date on which such information was or is supplied contained or will contain any untrue statement of a material fact or did omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading; provided, however, that WatchGuard makes no representations or warranties regarding information furnished by or related to the Stockholders or the Company.

     3.9      Brokers or Finders

     WatchGuard has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of WatchGuard, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or the Stockholders.

     3.10     Full Disclosure

     No information furnished by WatchGuard or Merger Sub to the Company, the Key Stockholders or their representatives in connection with this Agreement or the Operative Documents (including the SEC Documents) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                             ARTICLE 4 - DELIVERIES

     4.1      Deliveries of the Company and the Key Stockholders

     Prior to the Effective Time, the Company and the Key Stockholders shall deliver to WatchGuard and the Merger Sub:

                    (a) the opinion letter of Choate, Hall & Stewart, counsel for the Company and the Key Stockholders, dated the Closing Date, in the form attached hereto as Exhibit 4.1(a);
                        ---------------

                    (b) a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to WatchGuard, certifying as to the authenticity and effectiveness of the actions of the Board of Directors and the Stockholders, the authorization of the Merger and the transactions contemplated by this Agreement and the Operative Documents and the Articles of Organization and By-laws of the Company;

                    (c) a certificate of the Massachusetts Secretary to the effect that the Company is a corporation duly incorporated, validly existing and in good standing under Massachusetts Law;

                    (d) a Foreign Investment in Real Property Tax Act Affidavit pursuant to Section 1445 of the Code, in the form attached hereto as
Exhibit 4.1(d);
---------------

                    (e) a copy of the resignation, effective as of the Effective Time, of each of the directors and officers of the Company;

                    (f) the Registration Rights Agreement in the form attached hereto as Exhibit 4.1(f) (the "Registration Rights Agreement"), duly
                                        -----------------------------
executed by each of the Stockholders;

                    (g) the Escrow Agreement, duly executed by the Company and the Stockholder Representative (as defined in Section 6.9);

                    (h) an employment agreement in the form attached hereto as Exhibit 4.1(h) (the "Employment Agreement"), duly executed by each of John J.
   --------------       --------------------
Danahy, Timothy Donnelly, Larry Rose and Ryan Berg (the "Key Employees");
                                                         -------------

                    (i) a retention agreement in the form attached hereto as Exhibit 4.1(i) (the "Retention Agreement"), duly executed by each of the Key
   --------------       -------------------
Employees;

                    (j) an Investor Questionnaire and Agreement in the form attached hereto as Exhibit 4.1(j) (the "Investor Questionnaire"), completed and
                   --------------       ----------------------
duly executed by each of the Stockholders;

                    (k) a Stock Option Letter Agreement (Waiver) in the form attached hereto as Exhibit 4.1(k), duly executed by each holder of an
                        --------------
Option (other than holders of Options who are not employees of the Company), in which each such holder shall agree to waive any acceleration of vesting as a result of the Merger;

                    (l) a WatchGuard standard Form of Proprietary Information, Invention and Noncompetition Agreement in the form attached hereto as Exhibit 4.1(l), executed by each of the Company's employees;
   --------------

                    (m) written consents to the Merger or waivers, as applicable, reasonably satisfactory in all respects to WatchGuard, from each of the parties (other than the Company) to the agreements, leases, notes or other documents, if any, identified in the Schedules to the Company Disclosure Memorandum as requiring consent or waiver to consummate the Merger;

                    (n) evidence reasonably satisfactory to WatchGuard that the Company has all notes, bonds or other debt and paid all amounts owing under any loans or other lending agreements or arrangements, and has obtained the release of any and all Encumbrances with respect to any of the Company's assets;

                    (o) evidence reasonably satisfactory to WatchGuard of the termination of (i) the Company's Stockholders' Agreement dated as of March 23, 2000 by and among the Company and certain Stockholders and (ii) the Company's Investor Rights Agreement dated as of March 23, 2000, by and among the Company and certain Stockholders;

                    (p)     a spreadsheet (the "Merger Consideration
                                                --------------------
Spreadsheet"), in a form reasonably acceptable to WatchGuard and certified by an
-----------
officer of the Company, detailing (i) the number of shares of Company Capital Stock held by each Stockholder, (ii) the amount of WatchGuard Common Stock and cash to be received by each such Stockholder at the Effective Time, (iii) with respect to each Stockholder, the number of Indemnification Escrow Shares to be deposited in the Escrow Fund, and (iv) with respect to each Key Employee, the number of Retention Shares to be held by WatchGuard pursuant to the Retention Agreements;

                    (q)     a spreadsheet (the "Option Consideration
                                                --------------------
Spreadsheet"), in a form reasonably acceptable to WatchGuard and certified by an
-----------
officer of the Company, detailing, with respect to each Option, the number of shares of Company Capital Stock subject to such Option and the exercise price thereof, the amount of options to purchase shares of WatchGuard Common Stock to be received by the holder of such Option following the assumption of such Option by

WatchGuard, the exercise price thereof after the assumption of such Option by WatchGuard, and the vesting schedule with respect to such Option;

                    (r) stock powers, in a form and in such number as is reasonably acceptable to WatchGuard, endorsed in blank by each of the Stockholders, and such other documentation as WatchGuard or the Escrow Agent may prescribe to carry out the purposes of the Retention Agreements and Article 6 hereof and the Escrow Agreement; and

                    (s) evidence of termination, in form and substance reasonably satisfactory to WatchGuard, of the Stockholders' Agreement and the Investors' Rights Agreement between the Company and certain of its stockholders, each dated March 23, 2000.

     4.2      Deliveries by WatchGuard and Merger Sub

     Prior to the Effective Time, WatchGuard and Merger Sub shall deliver to the Company and the Key Stockholders:

                    (a) the opinion letter of Orrick, Herrington & Sutcliffe LLP, counsel for WatchGuard and Merger Sub, dated the Closing Date, in the form attached hereto as Exhibit 4.2(a);
                   ---------------

                    (b) certificates of the Secretary of WatchGuard and of Merger Sub, in form and substance reasonably satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of WatchGuard and the Board of Directors and sole stockholder of Merger Sub and the authorization of the Merger and the transactions contemplated by this Agreement and the Operative Documents;

                    (c) certificates of the Delaware Secretary to the effect that each of WatchGuard and Merger Sub is a corporation duly incorporated, validly existing and in good standing under Delaware Law;

                    (d) an Employment Agreement, duly executed by Merger Sub, with respect to each of the Key Employees;

                    (e) the Registration Rights Agreement, duly executed by WatchGuard; and

                    (f)     the Escrow Agreement, duly executed by WatchGuard.

                       ARTICLE 5- POST-CLOSING COVENANTS

     The parties covenant and agree as set forth in this Article 5.

     5.1      Further Action; Commercially Reasonable Efforts

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its reasonable best efforts to take all such action. Neither the Company nor any Key Stockholder shall undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by the Company or the Key Stockholders in this Agreement or in the Operative Documents untrue or misleading. After the Effective Time, each party hereto, at the request of and without any further cost or expense to the other parties, shall take any further actions necessary or desirable to carry out the purposes of this Agreement or the Operative Documents, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the WatchGuard Common Stock to the Stockholders pursuant to the terms and conditions hereof.

     5.2      Publicity

     No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby, other than the issuance by WatchGuard of a press release reasonably acceptable to the Company announcing this Agreement and the transactions contemplated hereby or as required by law. Any party who is required by law to make any such disclosure shall provide notice in advance of the disclosure to all other parties. Such notice shall contain (a) the contents of the proposed disclosure; (b) the reasons that the party contemplating disclosure believes that disclosure is required by law; and (c) the proposed time and place of such disclosure.

     5.3      Noncompetition Agreement

                    (a) During the two-year period commencing on the Closing Date, neither the Company nor any Key Stockholder shall engage in any Restricted Activities (as defined below), whether directly or indirectly, for their accounts or otherwise, or as a member, shareholder, owner, partner, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, in, with or of any Person that engages directly or indirectly in any Restricted Activities. As used herein, "Restricted
                                                                      ----------
Activities" shall mean the research, development, manufacture, marketing,
----------
promotion, sale or distribution of any of the Products or any other computer network security products or services that compete with products or services that are currently (or, to the actual knowledge of such Key Stockholder, are proposed to be) developed, produced, marketed or sold by WatchGuard, worldwide.

                    (b) During the two-year period commencing on the Closing Date, neither the Company nor any Key Stockholder shall, directly or indirectly,
(i) hire, solicit or encourage to leave the employment of WatchGuard or its affiliates (A) any former employee of the Company hired by WatchGuard or its affiliates or (B) any employee of WatchGuard or its affiliates engaged in any Restricted Activities, or have any arrangement (financial, consulting or otherwise) with any such individual or (ii) solicit or encourage any licensor, licensee, distributor, reseller or customer of, or any other person or entity in a business relationship with, WatchGuard with respect to any computer network security products or services that compete with any of the Products or services that are currently (or, to the actual knowledge of such Key Stockholder, are proposed to be, developed, produced, marketed or sold by WatchGuard.

                    (c) Notwithstanding the provisions above, the Company and the Key Stockholders may at any time own, directly or indirectly, for investment purposes only, 1% or less, in the aggregate (as determined at the time of acquisition), of any class of securities of any entity traded on any national securities exchange or quoted on the Nasdaq National Market.

                    (d) The provisions of this Section 5.3 shall be in addition to the noncompetition and nonsolicitation agreements of any Key Stockholder made in connection with such Key Stockholder's employment by the Surviving Corporation or WatchGuard.

     5.4      Option Shares; Registration

     WatchGuard shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WatchGuard Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.1(d). WatchGuard shall use commercially reasonable efforts to cause to be filed with respect to WatchGuard Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form, such Form S-8 to be effective as promptly as practicable after the date on which the requirements of Items 2, 5 and 7 of Form 8-K have been satisfied and the responsive Current Report on Form 8-K, as it may be amended, with respect to the Merger has been filed with the SEC. WatchGuard shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

     5.5      Option Grants

     No later than 30 days after the Effective Time, WatchGuard will grant stock options under one of its existing employee stock option plans (the "New
                                                                             ---
Options") to acquire at least 500,000 shares of WatchGuard  Common Stock,  at an
-------
exercise  price per share equal to the fair market  value of  WatchGuard  Common
Stock on the date of grant, to the Key Employees and other employees of the Company (with the allocation of such grants among such employees to be determined by WatchGuard in its sole discretion, subject to any provision of the Employment Agreements). The vesting schedule for each grant of New Options shall be as follows: 25% of the New Options shall vest on the date that is 12 months after the grant date and an additional 2.0833% shall vest each month thereafter, with 100% of the New Options vested and exercisable four years after the grant date.

     5.6      Audit

     WatchGuard, the Company and the Key Stockholders shall cooperate with one another and shall use commercially reasonable efforts to prepare as promptly as practicable after the Closing the audited financial statements of the Company required to be filed by WatchGuard pursuant to Item 7 of Form 8-K under the Securities Act.

     5.7      Tax Matters - Company and Stockholders

     Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368 of the Code and the underlying Treasury Regulations for all Tax reporting purposes; provided, however, that none of the
                                            --------  -------
Company, WatchGuard nor the Merger Sub makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any tax consequences to the Company or Stockholders arising out of the structure or terms of this Agreement, except for the representations, warranties and agreements of the Company with respect to taxes set forth in Sections 1.7.2, 2.7 and 6.2).

                   ARTICLE 6 - SURVIVAL AND INDEMNIFICATION

     6.1  Survival

     All representations and warranties contained in this Agreement or in the Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive until the first anniversary of the Closing Date (the "Escrow
                                                                    ------
Termination Date"), and shall not be deemed waived or otherwise affected by any
----------------
investigation made or any knowledge acquired with respect thereto; provided, however, that (a) the representations and warranties of the Company and the Key Stockholders contained in Section 2.3 (Capitalization) shall survive indefinitely; (b) the representations and warranties of the Company and the Key Stockholders contained in Section 2.7 (Taxes) and Section 2.13 (Employee Benefit Plans) shall survive the Effective Time until the expiration of the applicable statute of limitations plus 30 days, for the matter addressed in each such representation and warranty; (c) the representations and warranties of the Company and the Key Stockholders contained in Section 2.14 (Intellectual Property) shall survive the Effective Time until the second anniversary of the Closing Date; and (d) any claim relating to fraud shall survive the Effective Time until the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement shall survive and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Notwithstanding the foregoing, any claim asserted in writing, setting forth in sufficient detail the basis for such claim, before the Escrow Termination Date shall survive until finally resolved and satisfied in full if the party entitled to indemnification prevails in establishing its right to indemnification.

     6.2  Indemnification by the Stockholders

     The Stockholders severally and not jointly shall indemnify and hold WatchGuard, the Surviving Corporation and each of their respective officers, directors and affiliates (the "WatchGuard Indemnified Parties") harmless from
                               ------------------------------
and against, and shall reimburse the WatchGuard Indemnified Parties for, any and all loss, obligation, deficiency, damage, claim, liability, cost and expense (including, without limitation, in the case of a claim by a third party, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses) ("Losses") arising out of (a) any inaccuracy or
                           ------
misrepresentation in, or breach of, any representation or warranty made by the Company or any Key Stockholder in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto; (b) any failure by the Company or the Key Stockholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document; (c) all liability for Taxes of the Company assessed during or attributable to any taxable period ending on or prior to the Effective Date, and the portion of any taxable period that includes, but does not end on, the Effective Date, to the extent such Taxes exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto); (d) any liability for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, transfer, sales, use, excise, conveyance and similar taxes, excluding any Taxes resulting from a reassessment of Real Property or Personal Property occurring as a result of the Merger; (e) those expenses of the Company incurred in connection with the transactions contemplated hereby that are unreasonable; and (f) any fees of the Escrow Agent that are not deducted from the Merger Consideration as set forth in Sections 1.7.1(b)(i) and 7.2.

     6.3  Indemnification by WatchGuard

     WatchGuard shall indemnify and hold the Stockholders, the Company and the Company's officers, directors and affiliates (the "Company Indemnified Parties"
                                                   ---------------------------
and, together with the WatchGuard Indemnified Parties, the "Indemnified
                                                            -----------
Parties") harmless from and against, and shall reimburse the Company Indemnified
-------
Parties for, any and all Losses arising out of or in connection with (a) any inaccuracy in, or misrepresentation or breach of, any representation or warranty made by WatchGuard or Merger Sub in this Agreement or in any Operative Document or in any certificate delivered pursuant hereto or thereto and (b) any failure by WatchGuard or Merger Sub to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Operative Document.

     6.4  Threshold and Limitations

               (a) The Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article 6 until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $200,000 (the "Threshold"); provided, however, that once the aggregate losses exceed the
 ---------    --------  -------
Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

               (b)  Except for Losses based on fraud,

                    (i) with respect to any Key Stockholder, the total liability of such Key Stockholder pursuant to this Article 6 shall be limited to the dollar value of the Merger Consideration to which such Key Stockholder was entitled at the Effective Time, and any claims for indemnification made by any WatchGuard Indemnified Party against the Key Stockholders shall be satisfied first by forfeiture of the Escrow Shares pursuant to the terms of the Escrow Agreement and, to the extent the Escrow Shares are insufficient to satisfy such claims, by forfeiture of Retention Shares pursuant to the terms of the Retention Agreements or by payment of cash by the Key Stockholders pursuant to the terms of this Article 6;

                    (ii) with respect to any other Stockholder, the total liability of such Stockholder pursuant to this Article 6 shall be limited to the dollar value of such Stockholder's pro rata portion of the Escrow Shares, and resort to such Escrow Shares shall be the sole remedy and method of recourse for any claim for indemnification made by any WatchGuard Indemnified Party under this Article 6; and

                    (iii)  the total liability of WatchGuard pursuant to this
Article 6 shall be limited to the aggregate dollar value of the Merger Consideration (with shares of WatchGuard Common Stock valued for purposes of this Section 6.4(b) according to the Base Price).

               (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the Escrow Termination Date or other applicable time limitation described in Section 6.1.

               (d) Notwithstanding anything to the contrary herein, any Stockholder may elect to pay any claim for indemnification under this Article 6 in cash in lieu of Indemnification Escrow Shares in accordance with the procedures set forth in the Escrow Agreement or, in the case of the Key Stockholders, in lieu of Retention Shares, in accordance with the procedures set forth in the Retention Agreement.

     6.5  Escrow Fund

     The Indemnification Escrow Shares shall be deemed, as of the Effective Time (in the case of the Indemnification Escrow Shares) or as of the time of issuance (in the case of any New Shares (as defined in Section 6.7), to be pledged by the Stockholders to, and shall be held by, the Escrow Agent or any successor thereto pursuant to this Agreement and the Escrow Agreement. The Indemnification Escrow Shares and any New Shares shall be collectively referred to as the "Escrow
                                                                    ------
Shares" and shall constitute the "Escrow Fund". So long as any Escrow Shares are
------                            -----------
held by the Escrow Agent hereunder and under the Escrow Agreement, WatchGuard shall have, and the Stockholders by execution of the Investor Questionnaire shall be deemed to have granted to WatchGuard, effective as of the Effective Time (in the case of the Indemnification Escrow Shares) or at the time of issuance (in the case of any New Shares), a perfected, first-priority security interest in such Escrow Shares to secure payment of amounts payable by the Stockholders in respect of claims under this Article 6. In connection therewith, each Stockholder shall execute and deliver such instruments as WatchGuard may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

     6.6  Escrow Period

     Subject to the provisions of this Section 6.6, the Escrow Shares shall remain in the Escrow Fund, which shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow
                       -------------
Period, the Escrow Fund shall terminate with respect to all remaining Escrow Shares and the Escrow Agent shall deliver all such Escrow Shares to the Stockholders; provided, however, that the number of Escrow Shares that, in the
              --------  -------
reasonable judgment of WatchGuard, subject to the objection of the Stockholder Representative and the subsequent arbitration of the claim in accordance with
Section 4(e) of the Escrow Agreement, is necessary to satisfy any unsatisfied claims of which proper notice is delivered to the Escrow Agent, in accordance with the Escrow Agreement, before the expiration of the Escrow Period with respect to facts and circumstances existing on or before the Escrow Termination Date, shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Stockholders all Escrow Shares and other property then remaining in the Escrow Fund that is not required to satisfy such claims. Deliveries of Escrow Shares to the Stockholders pursuant to this Section 6.6 shall be made in accordance with each Stockholder's proportionate interest in the Escrow Fund, as determined in accordance with Section 3(a) of the Escrow Agreement.

     6.7  Distributions; Voting

               (a) Any shares of WatchGuard Common Stock or other equity securities issued or distributed by WatchGuard (including shares issued upon a stock split) with respect to the Indemnification Escrow Shares that have not been released from the Escrow Fund (the "New Shares") shall be added to the
                                         ----------
Escrow Fund and become a part of the Escrow Shares. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be distributed to the beneficial owners of such shares on the applicable distribution date. Such dividends will not become part of the Escrow Fund and will not be available to satisfy Losses. The beneficial owners of such shares shall pay any taxes on such dividends.

               (b) Each Stockholder shall possess voting rights with respect to that number of Escrow Shares issued to and deposited in the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund with respect to such shares), so long as such shares or other voting securities are held in the Escrow Fund. WatchGuard shall promptly deliver to the Escrow Agent, and the Escrow Agent shall promptly deliver to each Stockholder, copies of all proxy solicitation materials.

     6.8  Method of Asserting Claims; Resolution of Conflicts

     All claims for indemnification against the Escrow Fund by WatchGuard, the Surviving Corporation or any other Indemnified Party pursuant to this Article 6 shall be made in accordance with the provisions of the Escrow Agreement, and any conflicts with respect to the subject matter of this Article 6 (except for the provisions set forth in Section 6.10(b)) shall be resolved in accordance with the provisions of the Escrow Agreement. All claims for indemnification against the Retention Shares by WatchGuard, the Surviving Corporation or any other Indemnified Party pursuant to this Article 6 shall be made in accordance with the provisions of the Retention Agreement, and any conflicts with respect to the subject matter of this Article 6 shall be resolved in accordance with the provisions of the Retention Agreement.

     6.9  Stockholder Representative; Power of Attorney

               (a) By executing the Investor Questionnaire, each Stockholder shall (a) agree to be bound by the indemnification obligations of the Stockholders set forth in this Article 6, (b) consent to the establishment of the Escrow Fund to secure the obligations of the Stockholders under Section 6.2,
(c) irrevocably authorize and appoint John J. Danahy (the

"Stockholder Representative"), with full power of substitution and
 --------------------------
resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead as contemplated by this Article 6 and the Escrow Agreement and to execute in his, her or its name and on behalf of such Stockholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the Stockholders in connection with the Escrow Fund.

               (b) The Stockholder Representative may resign at any time. Upon such resignation, the Stockholder Representative shall appoint a new Stockholder Representative to replace such resigning Stockholder Representative with the same powers and duties as such resigning Stockholder Representative, provided that such newly appointed Stockholder Representative shall have been a Stockholder immediately prior to the Effective Time.

               (c) If the Stockholder Representative or any successor shall die, or become unable to act as the Stockholder Representative, a replacement shall promptly be appointed by a writing signed by Stockholders who received a majority of the Merger Consideration, provided that such newly appointed Stockholder Representative shall have been a Stockholder immediately prior to the Effective Time.

     6.10 Third-Party Claims

               (a) In the event an Indemnified Party becomes aware of a third-party claim that WatchGuard or such Indemnified Party believes is reasonably likely to result in a demand for indemnification under this Article 6, WatchGuard shall notify the Stockholder Representative of such claim; provided, however, that failure to so notify the Stockholder Representative shall not relieve the Stockholders from any liability they have under this Article 6 or the Escrow Agreement with respect to such third-party claim, except to the extent the Stockholder Representative demonstrates that the indemnifying party's ability to resolve such third-party claim is adversely affected by WatchGuard's failure to notify or such notice is not given prior to the Escrow Termination Date. That number of Escrow Shares that, in the reasonable judgment of WatchGuard, subject to the objection of the Stockholder Representative and the subsequent arbitration of the claim in accordance with Section 4(e) of the Escrow Agreement, would be necessary to satisfy a claim for indemnification with respect to such third-party claim, if such third-party claim were to be determined in a matter adverse to the Indemnified Party and the Indemnified Party were to prevail in establishing its right to indemnification, shall remain in the Escrow Fund until such third-party claim and claim for indemnification have been resolved, subject to the provisions of Section 6.4 of this Agreement.

               (b) Within 10 days of receipt of such notice of a third-party claim, the Stockholder Representative shall be entitled to elect to participate in the defense of such claim and, to the extent that the Stockholder Representative so desires (unless any Stockholder is also party to such claim and either of the Indemnified Party or WatchGuard determines in good faith that joint representation would be inappropriate), to assume the defense of such claim; provided that (i) the participation in or defense of such claim by the Stockholder Representative shall be at the sole cost and expense of the Stockholders; (ii) the Stockholder Representative shall not be entitled to assume defense of such claim without WatchGuard's written approval of legal counsel for such defense (which consent shall not be unreasonably withheld or delayed);
(iii) the assumption of the defense of such claim shall conclusively establish that such claim is within the scope of and subject to indemnification by the Stockholders; and (iv) no compromise or settlement of such claim may be effected by the Stockholder Representative without the prior written consent of the Indemnified Party and WatchGuard unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any claims that may be made against the Indemnified Party or WatchGuard, (B) the sole relief provided is monetary damages that are paid in full by the Stockholders, and (C) neither the Indemnified Party nor WatchGuard will have any liability with respect to any compromise or settlement of such claim without its consent. In all other cases, WatchGuard shall have the right in its discretion to defend, compromise or settle any such claim; provided, however, that
                                                --------  -------
WatchGuard shall not settle such claim without the consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed). If the Stockholder Representative consents in writing to any such settlement, the Stockholder Representative shall have no power or authority to object under any provision of this Article 6 or the Escrow Agreement to the amount of any claim by WatchGuard against the Escrow Shares consistent with such settlement. Notwithstanding the foregoing, if an Indemnified Party or WatchGuard determines in good faith that there is a reasonable probability that a claim or a compromise, settlement or adjudication of a claim may have a WatchGuard Material Adverse Effect, other than as a result of monetary damages for which it would be entitled to indemnification under this Article 6 or the Escrow Agreement, such Indemnified Party or WatchGuard may, by notice to the Stockholder Representative, assume the exclusive right to defend, compromise, or settle such claim.

     6.11 Adjustments to Escrow Fund

     In the event that WatchGuard or the Surviving Corporation pays out any amounts to holders of Dissenting Shares with respect to such shares, the Indemnification Escrow Shares shall be automatically reduced by the number of Indemnification Escrow Shares allocable to such Dissenting Shares. Upon certification by WatchGuard to the Stockholder Representative of such event, the Indemnification Escrow Shares and any New Shares allocable to such Dissenting Shares shall be promptly retransferred to WatchGuard.

                              ARTICLE 7 - GENERAL

     7.1  Amendment

     This Agreement may not be amended except by an instrument in writing signed by WatchGuard, the Company and the Stockholder Representative; provided, however, that no amendment may be made that would reduce the amount or change the type of consideration into which the Company Capital Stock is to be converted upon consummation of the Merger without the approval of Stockholders holding a majority of the shares of Company Capital Stock.

     7.2  Expenses

               (a) Regardless of whether the transactions contemplated by this Agreement are consummated, each party will pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement (including legal fees and accounting expenses); provided, however, that the
                                                --------  -------
Merger Consideration shall be reduced by (i) any fees incurred by the Company in connection with this Agreement and the Operative Documents that are unreasonable (or, to the extent such unreasonable fees and expenses are not deducted from the Merger Consideration, they shall be deemed to constitute Losses under Article 6 hereof) and (ii) the fees of the Escrow Agent; and provided, further, should any
                                                   --------  -------
action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

     7.3  Notices

     Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

     TO WATCHGUARD OR MERGER SUB:

          WatchGuard Technologies, Inc.
          505 Fifth Avenue South, Suite 500
          Seattle, Washington 98105
          Fax: (206) 521-3075
          Attention: General Counsel

     with a copy to:

          Orrick, Herrington & Sutcliffe LLP
          701 Fifth Avenue, Suite 6500
          Seattle, Washington 98104
          Fax: (206) 839-4301
          Attention: Stephen M. Graham
                     Alan C. Smith

     TO THE COMPANY OR THE KEY STOCKHOLDERS:

          Qiave Technologies Corporation
          707 Main Street
          Waltham, Massachusetts 02451
          Fax: (781) 788-8197
          Attention: John J. Danahy

     TO THE STOCKHOLDER REPRESENTATIVE:

          John J. Danahy
          c/o Qiave Technologies Corporation
          707 Main Street
          Waltham, Massachusetts 02451
          Fax: (781) 788-8197

     in the case of any of the Company, the Key Stockholders or the Stockholder Representative, with a copy to:

          Choate, Hall & Stewart
          53 State Street
          Boston, Massachusetts 02109
          Fax: (617) 248-4000
          Attention: Gene T. Barton, Jr.

     7.4  Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     7.5  Entire Agreement

     This Agreement, the Operative Documents and that certain Non-Disclosure Agreement between WatchGuard and the Company dated as of April 27, 2000 constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

     7.6  Specific Performance

     Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including, without limitation, Article 6 and Sections 5.3, 5.4 and 5.5) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

     7.7  Assignment

     This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to
--------  -------
and assumed by WatchGuard or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by WatchGuard, so long as any such assignment does not (a) effect the economic or legal substance of the transactions contemplated hereby or (b) create adverse tax consequences for the Company or the Stockholders.

     7.8  Parties in Interest

     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     7.9  Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware applicable to contracts executed in and to be performed in that state.

     7.10 Headings

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.11 Counterparts

     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     7.12 Waiver of Jury Trial

     Each of WatchGuard, the Company, Merger Sub and each Key Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                                   WATCHGUARD TECHNOLOGIES, INC.



                                   By /s/ Steven N. Moore
                                      --------------------------------------
                                   Name Steven N. Moore
                                        ------------------------------------
                                   Its Ex. VP, Fin., CFO, Sec. & Treas.
                                       -------------------------------------


                                   LOGAN ACQUISITION CORPORATION



                                   By /s/ Steven N. Moore
                                      --------------------------------------
                                   Name Steven N. Moore
                                        ------------------------------------
                                   Its VP, Treas. & Sec.
                                       -------------------------------------


                                   QIAVE TECHNOLOGIES CORPORATION



                                   By /s/ John J. Danahy
                                      --------------------------------------
                                   Name John J. Danahy
                                        ------------------------------------
                                   Its CEO
                                       -------------------------------------


                                   KEY STOCKHOLDERS



                                   /s/ John J. Danahy
                                   -----------------------------------------
                                   John J. Danahy



                                   /s/ Timothy Donnelly
                                   -----------------------------------------
                                   Timothy Donnelly



                                   /s/ Larry Rose
                                   -----------------------------------------
                                   Larry Rose



                                   /s/ Ryan Berg
                                   -----------------------------------------
                                   Ryan Berg